Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 30, 2024

Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece

Re:   Diana Shipping Inc.

Ladies and Gentlemen:

We have acted as United States and Marshall Islands counsel to Diana Shipping Inc., a Marshall Islands corporation (the “Company”), in connection with the Company’s registration statement on Form F-3 (File No. 333-280693) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) and as thereafter amended or supplemented, relating to the registration for sale in one or more public offerings by the Company (the “Offerings”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of $499,885,000 of the Company’s securities.

In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus contained therein (the “Prospectus”). We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2023 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the section entitled “Item 10. Additional Information-E. Taxation”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Annual Report in the section entitled “Item 10. Additional Information-E. Taxation” are our opinions and accurately state our views as to the tax matters discussed therein.

Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law and applicable Marshall Islands tax law as in effect on the date hereof, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, including by reference to the Company’s Annual Report, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP